EXHIBIT 10.1

January 28, 2009

Bioject Medical Technologies, Inc.

20245 SW 95th Avenue

Tualatin, OR 97062

Re:	Voluntary Temporary Base Salary Reduction

To Whom It May Concern:

Each of the undersigned hereby agrees to reduce temporarily his or her monthly base salary by 20%, commencing February 1, 2009, notwithstanding any provision of any employment agreement between Bioject Medical Technologies, Inc. and/or Bioject Inc., (the “Company”) and any of the undersigned to the contrary; provided, however, that the base salary of each such person immediately prior to such reduction shall be deemed and continue to be such person’s base salary for all other purposes under such person’s employment agreement or under the Company’s personnel policies, including without limitation, bonuses, equity awards, severance payments, change in control payments and any other benefits to the maximum extent permitted by law. The Company agrees that it will revert to paying each of the undersigned his or her base salary immediately prior to the foregoing reduction upon the written request of such person, effective as of the date the Company receives such request. Except for the temporary voluntary 20% reduction in base salary, all other compensation, benefits, rights, bonuses, equity awards, terms and/or provisions of any employment agreement between any of the undersigned and the Company shall remain in full force and effect.

Sincerely,

Ralph Makar

Richard Stout

Christine Farrell

Agreed and accepted:

Bioject Medical Technologies, Inc./Bioject Inc.

By:
Name:
Title: